November 6, 2017
Dear Dave,
Congratulations! It is my pleasure to confirm your promotion to Group President, Outdoor Products, reporting to me. Effective, November 20, 2017, your annual base salary will increase from $400,000 to $440,000 per year, paid biweekly. You will also move from a Band 16 to a Band 17 in our executive compensation structure. As a result, your target annual incentive will increase from 55% to 65% of base salary, with a maximum payout of up to 130% of base salary. Annual incentive payments are not guaranteed and will be based on fiscal year end results of Vista Outdoor, as well as your personal performance. Your annual incentive payment for Fiscal Year 2018 will be prorated based on the number of days under each incentive target during the fiscal year. Your paid time off and benefits will remain the same.
As a Band 17 executive, you will continue to be eligible to participate Vista Outdoor’s long term (equity) incentive plan as a part of your annual compensation package, with your target incentive increasing from 100% to 110% of your base salary beginning in Fiscal Year 2019. The timing, amount, form and terms of your annual equity grants are determined by the Management Development and Compensation Committee of our Board of Directors, in its sole discretion. Your award will be subject to the applicable terms and conditions of the Vista Outdoor long term incentive plan, your award agreement and the other materials provided to you through E*Trade Financial, our stock plan administrator, at the time you accept your grants.

Below is a chart that summarizes the compensation changes described above in this letter:

Compensation Type	Current	New	% Incr.
Base	$400,000	$440,000	10%
Target Bonus $	$220,000 (55%)	$286,000 (65%)	30%
LTI $	$400,000 (100%)	$484,000 (110%)	21%
Total Direct Compensation	$1,020,000	$1,210,000	19%

Additionally, you will receive a one-time, cash award totaling $500,000 (Cash Award), which will be paid in a lump sum on the second anniversary of your acceptance this agreement. The period between your acceptance of the Cash Award and the second anniversary of such acceptance is referred to in this letter as the “Award Period.” The award will be subject to applicable withholdings and deductions and paid to you on a regular payroll date within 30 days of such anniversary date.

Payment of the Cash Award is subject to your continued employment, in good standing, with Vista Outdoor on the payment date. If your employment is terminated by Vista Outdoor without Cause, then you will be eligible only for a pro-rated payment of the Cash Award, based on the number of days you were actively employed by Vista Outdoor during the Award Period. Any such pro-rated payment will be made to you on a regular payroll date within 30 days following such termination. For purposes of this letter, “Cause” means: (i) your failure to perform your duties of employment; (ii) your engaging in any act of dishonesty, wrongdoing or moral turpitude or violation of Vista Outdoor’s Code of Conduct or other applicable company policy or rule; (iii) your breach of your duty of loyalty; or (iv) your failure to comply with any confidentiality, non‐solicitation or non‐compete agreement with Vista Outdoor or other obligations you have to protect Vista Outdoor or Vista Outdoor customer trade secrets or confidential or proprietary information. If you are terminated for Cause before the Cash Award payment date, then you will forfeit the entire Cash Award.

The terms of this employment offer do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor’s compensation and benefits programs which are subject to change. Vista Outdoor reserves the right, in its discretion, to modify or terminate its compensation and benefits programs at any time, including without limitation adjusting any bonus or equity targets, grants or payouts for performance or other reasons.

Dave, we are truly excited to extend this promotion to you and look forward to the continued contributions you will make at Vista Outdoor. To confirm acceptance of this promotion, please sign, date and return to me.

Sincerely,

/s/ Chris Metz

Chris Metz
Chief Executive Officer

Accepted:

/s/ David Allen	/	11/7/2017
David Allen		Date